Exhibit 99.2
Articles of Conversion - Business Entities

Secretary of State - Corporation Division - 255 Capitol St. NE, Suite 151 - Salem, OR 97310-1327 - sos.oregon.gov/business - Phone: (503) 986-2200

REGISTRY NUMBER: 127069-17

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record.
We must release this information to all parties upon request and it will be posted on our website.    For office use only

Please Type or Print Legibly in Black Ink. Attach Additional Sheet if Necessary.

1.	Name of Business Entity Prior to Conversion: FLIR Systems, Inc.

2.	Type of Business Entity Prior to Conversion: Oregon Corporation

3.	Name of Business Entity After Conversion: FLIR Systems, Inc.

4.	Type of Business Entity After Conversion: Delaware Corporation

5.	Will the converted entity have continued existence in Oregon? Yes No

6.	If no, where will the jurisdiction be? Delaware

7.	Select one of the following:
X A copy of the plan of conversion is attached.
Address where the plan of conversion is on file. Address

City    State    Zip Code

A copy will be provided upon request to any owner, member or shareholder at no cost. Each party (as specified by the statute) to the conversion obtained authorization and approval in accordance with the statutes that govern the business entity.

8.	Provide additional information required for new entity type. (Required)

FLIR Systems, Inc. will be converted into a Delaware corporation under the same entity name.

9.	Oregon Corporation and Limited Liability Company Requirement:
Oregon Corporations and Limited Liability Companies comply with House Bill 2191 by attaching an information change form or document that includes the Principal Place of Business and Individual with Direct Knowledge.

10.
Execution: (Must be signed by an officer or director for a corporation, a member or manager for a limited liability company, a general partner for a limited partnership, or a partner for a limited liability partnership.)

I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, obscure, alter, or otherwise misrepresent the identity of any person including officers, directors, employees, members, managers or agents. This filing has been examined by me and is, to the best of my knowledge and belief, true, correct and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment, or both.
Signature:    Printed Name:    Title:

/s/ Sonia Galindo                    Sonia Galindo                SVP, GC & Secretary

CONTACT NAME: (To resolve questions with this filing)

Todd M. Aman

PHONE NUMBER: (Include area code)

[X]

FEES
Domestic Required Processing Fee $100 Foreign Required Processing Fee    $275
Processing Fees are nonrefundable. Please make check payable to "Corporation Division".
Free copies are available at sos.oregon.gov/business using the Business Name Search program.